Exhibit 99

VIACOM LEAD INDEPENDENT DIRECTOR FILES LAWSUIT
TO PREVENT INVALID ATTEMPT TO REMOVE MEMBERS
OF THE COMPANY’S BOARD OF DIRECTORS
NEW YORK—June 16, 2016—Viacom Inc.’s (NASDAQ: VIAB and VIA) Lead Independent Director of the Board of Directors, Frederic V. Salerno, today filed a lawsuit in Delaware Chancery Court with the support of the independent directors, seeking an expedited determination that Shari Redstone’s attempted removal and replacement of Viacom directors is invalid and that the directors elected at the 2016 Annual Meeting continue to serve.
The complaint asks the Delaware Chancery Court to:

•	Declare an attempt by Ms. Redstone to remove members of the Viacom through the purported authority of Mr. Redstone is invalid;

•
Declare and confirm that the Viacom Board is currently composed of: George S. Abrams, Blythe J. McGarvie, Deborah Norville, Charles E. Phillips, Jr., Frederic V. Salerno, William Schwartz, Christiana Falcone Sorrell, Philippe Dauman, Thomas E. Dooley, and Shari E. Redstone and, subject to appropriate judicial or other action, Sumner M. Redstone;

•	Enjoin Defendants from taking further wrongful actions under the direct or indirect authority of Sumner M. Redstone; and

•
Enter a status quo order during this action, providing that Defendants shall not take any actions that would disrupt the Viacom Board’s continuing management of the business and affairs of the Company in the ordinary course.

According to the complaint:
The purported removals are inconsistent with Mr. Redstone’s long-standing governance plan, which he expressed in repeated public and private comments over the years. “Under Mr. Redstone’s long-standing estate plan, control and management would remain independent of Shari, for whom Mr. Redstone generously provided but who he determined did not have the skills to control or manage Viacom and from whom he was bitterly estranged for many years.”
Mr. Redstone specifically did not want his family to control the Boards of NAI or Viacom. “The role Mr. Redstone envisioned for his children was not the role he has played, but rather the role of stockholders with a voice but not control over the oversight functions at the companies. He never intended to vest his family members, and in particular his daughter Shari, with control over the NAI board or the Viacom Board, or the power to replace independent directors. Indeed, he wanted just the opposite.”
This action is the result of undue influence and manipulation. “Shari now seeks to become Mr. Redstone’s puppet master, pulling his strings behind the scenes to improperly seize control of Viacom. In doing so, Shari is attempting to use her father’s control to dismantle his own estate plan to serve her personal interests. Her attempt to do so, however, is based on exercising undue influence over her defenseless father and/or manipulating him to purportedly exercise authority when he was not mentally competent to have done so.”

“Now, when Mr. Redstone’s physical and mental conditions have dramatically declined and he is unable to fend for himself, Shari has moved into his home, taken over his life, isolated him from contact with others and purports to speak for him.”
Sensing a moment of opportunity, Ms. Redstone has implemented an invalid scheme to wrest control of Viacom. “With his decline in health, Shari has placed Mr. Redstone’s decades-long plan to run Viacom as an independently controlled and professionally managed company in jeopardy. Sensing an opportunity presented by her father’s severely impaired mental and physical condition, and unsatisfied with the limited role for her at her father’s companies that he envisioned, Shari has implemented a scheme to wrest control of Viacom in contravention of Mr. Redstone’s well-established desires.”
Ms. Redstone’s scheme is motivated by her own interests, rather than the interests of Viacom’s stockholders as a whole. “As a fiduciary of Viacom, Shari has a duty to act in the best interests of all Viacom stockholders, but, instead, she has favored her personal interests and undertaken a scheme to force through her own agenda and wrongfully attempt to obtain control of Viacom. These actions have affirmatively harmed the public stockholders, who collectively hold an approximate 90% equity interest in Viacom. This is precisely the type of harm Mr. Redstone, through his longstanding estate plan, sought to avoid.”

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Contacts:
Lex Suvanto
Edelman, on behalf of Viacom
212-729-2463
lex.suvanto@edelman.com

Jeremy Zweig
212-846-7503
jeremy@viacom.com

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